Exhibit 26(d)(xxxviii)(b)

SETTLEMENT OPTIONS TO PROVIDE ACCELERATION OF
DEATH BENEFITS

Subject to all the provisions of this rider and of the rest of the contract, we will make the payments described below if the Insured is terminally ill or is confined to a nursing home.

This rider is non-participating. Any dividend we pay under this contract will be the same as the one we pay under a contract that is like this one in all other respects but that does not have this rider.

DEFINITION Convertible Proceeds.-The proceeds we would pay under this contract at the death of the Insured, less any
contract debt and any term insurance that comes from
supplementary benefits (except level term insurance
riders still in the conversion period and for which we
charge a premium).

Benefit Base.-The value we will use to determine the
monthly benefit we will pay under the terminal illness
option or the nursing home option. It will be computed
based on: (1) the amount of convertible proceeds you
place under the option; and (2) a reduced life
expectancy. When we compute the life expectancy and
the benefit base, we will use our assumptions. We may
change those assumptions from time to time. We will
consider, among other things, the Insured's age and
sex and which of the options is being applied for. We
will also consider, if they apply:

1. expected future premiums;
2. future dividends at the scale in effect when we
make the computation;
3. continuation of any reduction in guaranteed
charges;
4. continuation of the current rate of any excess
interest credited on contract values; and 5. an
expense charge of up to $150.

The benefit base for an option will be at least as
great as the net cash value of the contract multiplied
by the percentage of the convertible proceeds placed
under that option.

Eligible Nursing Home.-An institution or special
nursing unit of a hospital which meets at least one of
the following requirements:

1) it is Medicare approved as a provider of skilled
nursing care services; or
2) it is licensed as a skilled nursing home or as an
intermediate care facility by the state in which it
is located; or
3) it meets all the requirements listed below:

a. it is licensed as a nursing home by the state in
which it is located;
b. its main function is to provide skilled,
intermediate, or custodial nursing care;
c. it is engaged in providing continuous room and
board accommodations to 3 or more persons;
d. it is under the supervision of a registered nurse
(RN) or licensed practical nurse (LPN);
e. it maintains a daily medical record of each
patient; and
f. it maintains control and records for all
medications dispensed.

Institutions which primarily provide residential
facilities are not eligible nursing homes.

TERMINAL ILLNESS To choose this option you must give us evidence that
OPTION satisfies us that the Insured's life expectancy is 6
months or less; part of that evidence must be a
certification by a licensed physician. This option
provides equal monthly payments for 6 months. For each
$1,000 of benefit base, each payment will be at least
$168.37; this assumes an annual interest rate of 5%.

ORD 87241-90-P

If the Insured dies before all the payments have been
made, we will pay the beneficiary in one sum. The one
sum we pay will be the present value of the payments

that remain; we will compute the value based on the
interest rate we used to determine those payments.

If you do not want monthly payments, we will pay you
the benefit base in one sum if you ask us to.

NURSING HOME You may choose this option if: (1) the Insured is
OPTION confined to an eligible nursing home and has been
confined there for all of the preceding six months;
and (2) you give us evidence that satisfies us that
the Insured is expected to stay in the nursing home
until death. Part of that evidence must be a
certification by a licensed physician. This option
provides level monthly payments for the number of
years shown in the table that follows. For each $1,000
of benefit base, each payment will be at least the
minimum amount shown in the table. The table uses an
annual interest rate of 5%; we may use a higher rate.

ATTAINED AGE PAYMENT PERIOD MINIMUM MONTHLY
OF INSURED IN YEARS PAYMENT FOR EACH
$1,000 OF BENEFIT BASE
64 and under 10 $10.50
65-67 8 12.56
68-70 7 14.02
71-73 6 15.99
74-77 5 18.74
78-81 4 22.89
82-86 3 29.80
87 and over 2 43.64

If the Insured dies before all the payments have been
made, we will pay the beneficiary in one sum. The one
sum we pay will be the present value of the payments
that remain; we will compute the value based on the
interest rate we used to determine those payments.

If we agree, you may choose a longer payment period
than that shown in the table; if you do, monthly
payments will be reduced so that the present value of
the payments is the same. We will use an interest rate
of at least 5%.

We reserve the right to set a maximum monthly benefit
that we will pay under this option. If we do so, it

will be at least $5,000.

If you do not want monthly payments, we will pay you
the benefit base in one sum if you ask us to.

EFFECT ON The convertible proceeds will be reduced by any amount
CONTRACT converted under one of these options.

If you convert only a part of your convertible
proceeds, the contract will stay in force and premiums
will be reduced. For insurance included in the
convertible proceeds, values and the amount of
insurance will be reduced in the same proportion as
the reduction in convertible proceeds. The new
premiums will be the ones that would apply if the
contract had been issued at the reduced amount.
Insurance not included in the convertible proceeds
will not be affected.

If you convert only a part of your convertible
proceeds, the convertible proceeds that remain must be
at least $25,000.

If you convert all of your convertible proceeds, all
other benefits under the contract based on the
Insured's life will end. Any insurance under the
contract on the life of someone other than the Insured
will stay in effect; we will waive all future premiums
for that insurance.

ORD 87241-90-P

CONDITIONS Your right to be paid under one of these options is subject to the following conditions:

1. The contract must be in force other than as
extended insurance.

2. You must choose the option in writing in a form
that meets our needs.

3. The contract must not be assigned except to us as
security for a loan.

4. We reserve the right to set a minimum of no more
than $50,000 on the amount of convertible proceeds
you may place under an option.

5. You must send us the contract.

6. The main purpose of life insurance is to meet your
estate planning needs. This benefit provides for
the accelerated payment of life insurance proceeds.
It is not meant to cause you to involuntarily
invade proceeds that would be payable to the named
beneficiary. Accelerated death benefits will be
made available to you on a voluntary basis only.
Therefore:

(a) If you are required by law to use this option
to meet the claims of creditors, whether in
bankruptcy or otherwise, you are not eligible
for this benefit.

(b) If you are required by a government agency to
use this option in order to apply for, obtain,
or keep a government benefit or entitlement,
you are not eligible for this benefit.

RIGHT TO If you ask us in writing and send us the contract, we
CANCEL will cancel this rider.

RIDER ATTACHED TO AND MADE A PART OF THIS CONTRACT ON
THE CONTRACT DATE

Pruco Life Insurance Company,

BY A B C
Secretary

ORD 87241-90-P